Exhibit 10.23

Secretary CUSIP No. 084598 200	Warrants
No. W

BERKSHIRE BANCORP, INC.

CERTIFICATE RELATING TO

FIVE-YEAR, NON-DETACHABLE WARRANT TO PURCHASE
COMMON STOCK, $1.00 PAR VALUE PER SHARE
OF BERKSHIRE BANCORP, INC.

VOID FOR ANY PURPOSE AFTER 5:00 PM LOCAL TIME AT WYOMISSING, PENNSYLVANIA ON DECEMBER 31, 2012 (“Expiration Date”)

For value received, this certificate (“Certificate”) certifies that

                                                                                                                                                                                                                                                                                           or
registered assigns, is the registered holder (the “Holder”) of the number of warrants (the “Warrants”) set forth above which were purchased pursuant to an Offering Circular dated March 22, 2007 in which Berkshire Bancorp, Inc. a Pennsylvania corporation with its principal office at 1101 Woodland Road, Wyomissing, PA 19610 (the “Corporation”), offered to its existing common stock holders, on a pro rata basis, who were residents of Pennsylvania and shareholders of record as of February 28, 2007 (the “Record Date”) up to 300,000 units (the “Units”), Each Unit consisted of one (1) share of common stock, par value $1.00 per share, of the Corporation (the “Common Stock”) and one (1) non-detachable warrant (the “Warrant”) to purchase one (1) share of common stock of the Corporation exerciseable until December 31, 2012 (the “Unit Offering”).

THESE WARRANTS HAVE NOT BEEN REGISTERED UNDER THE
SECURITIES ACT OF 1933 AND MAY NOT BE RESOLD (INCLUDING ANY
SHARES OF COMMON STOCK ISSUED UPON EXERCISE OF ANY
ARRANTS) TO ANY PERSON OTHER THAN A PENNSYLVANIA
RESIDENT FOR A PERIOD OF NINE (9) MONTHS FROM THE DATE OF THE
LAST SALE BY THE CORPORATION OF UNITS IN THE UNIT OFFERING.

1. Exercise of Warrant and Applicable Purchase Price.

1.1.  Exercise.  Each Warrant entitles the registered holder thereof (“Holder”) to purchase from the Corporation, on and after the issuance date one (1) fully paid and non-assessable share of the common stock, $1.00 par value, of the Corporation at the purchase price set forth below (the “Purchase Price”) upon surrender of Warrants, any required form of election to purchase properly completed and duly executed, and payment of the Purchase Price at the principal office of the Corporation, its successors in interest, or a registered transfer agent designated in any agreement entered into by and between the Corporation and such transfer agent relating to the issuance of common stock upon exercise of Warrants (“Warrant Agreement”).

Exercise Period	Purchase Price
Warrants exercised after the date of issuance but On or before December 31, 2007	$10.00 per Share
Warrants exercised on or after January 1, 2008 but On or before December 31, 2008	$11.50 per Share
Warrants exercised on or after January 1, 2009 but On or before December 31, 2009	$13.00 per Share
Warrants exercised on or after January 1, 2010 but On or before December 31, 2010	$14.50 per Share
Warrants exercised on or after January 1, 2011 but On or before December 31, 2011	$16.50 per Share
Warrants exercised on or after January 1, 2012 but On or before December 31, 2012	$17.50 per Share

1.2.  Payment.  Payment of the Purchase Price may be made at the option of the registered holder in cash, by certified or official bank check payable to the order of the Corporation.

2. Warrants are non-detachable.

The Warrants are not detachable from the Common Stock issued in connection with the Unit Offering

3. Transfers and restrictions on transfer.

3.1.  Transfer of Common Stock requires like transfer of Warrants and Vice Versa.  The Warrants represented by this certificate originally shall be issued as part of a Unit with an equal number of shares of Common Stock.  A holder of Common Stock may not assign, transfer, sell, convey, or otherwise alienate his or her Common Stock unless all unexercised Warrants relating thereto similarly are assigned, sold, conveyed, or alienated and vice versa.  Such transfer also must comply with all other applicable terms and conditions of this Warrant Certificate and any applicable federal, state and local laws including, but not limited to, federal and state securities laws.

3.2.  Restrictions on transfer to Non-Pennsylvania residents.  Notwithstanding any other provision of this Warrant Certificate, for nine months from the date of the last sale of a Unit in the Unit Offering, neither the Warrants represented by this Certificate nor common stock purchased upon exercise of any Warrant may be assigned, sold, transferred, conveyed or otherwise alienated to a person who is not a bona fide resident of the Commonwealth of Pennsylvania and this Warrant Certificate shall be so legended.

3.3.  How to effect a transfer.  To effect a transfer of unexercised Warrants represented by this Warrant Certificate, the Holder shall surrender the Common Stock Certificate and the Warrant Certificate at the principal office of the Corporation in person or by an attorney duly authorized in writing, with the election to transfer section properly completed and duly executed.  Such Common Stock and Warrant Certificates may be transferred or exchanged in the manner provided in the Common Stock Certificate and Warrant Certificate and without payment of any service charge, for another Common Stock Certificate and Warrant Certificate of like tenor, evidencing in the aggregate the number of shares evidenced by the Common Stock Certificate and the number of Warrants evidenced by the Warrant Certificate so surrendered and registered in the name or names as requested by the then registered owner thereof or by an attorney duly authorized in writing.  Common Stock and Warrants transferred pursuant to this Section 3.3 shall be accompanied by evidence of proper payment of any applicable transfer taxes.

4. Shares purchasable; adjustment of purchase price and number.

4.1.  Adjustment of Purchase Price and shares issuable.

(a)  For the purpose of this Section 4.1, the term “Shares of Common Stock” shall mean (i) the class of stock designated as the common stock at the date of this Warrant, or (ii) any other class of stock resulting from successive changes or reclassifications of such shares consisting solely of changes in par value, from no par value to par value or from par value to no par value.  In the event that at any time, as a result of an adjustment made pursuant to this Section 4, the Holder shall become entitled to purchase any shares of the Corporation other than Shares of Common Stock, thereafter the number of such other shares so purchasable upon exercise of each Warrant and the Purchase Price of such shares shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Shares of Common Stock contained in this Section 4.1.

(b)  The Purchase Price and the resulting number of Shares of Common Stock issuable under each Warrant shall be subject to adjustment as follows.  If the Corporation after the date of this Warrant Certificate but before its exercise:

(1)  Pays a dividend or any other distribution payable in Shares of its Common Stock otherwise than out of earnings or earned surplus;

(2)  Subdivides its outstanding Shares of Common Stock into a greater number of shares;

(3)  Combines its outstanding Shares of Common Stock into a smaller number of shares;

(4)  Issues by reclassification of its Shares of Common Stock any shares of capital stock of the Corporation (other than a change in par value or from par value to no par value); or

(5)  issues rights, options or warrants entitling holders of Shares of Common Stock to subscribe for Shares of Common Stock at less than the current market price, if any;

the Purchase Price in effect immediately prior to such action shall be adjusted so that the Holder of each Warrant may receive the number of Shares of Common Stock of the Corporation to which the Holder would have been entitled upon such action if such Holder had so exercised the Warrant immediately prior thereto.  An adjustment made pursuant to this Section 4 shall become effective immediately after the record date for the determination of owners of common stock entitled thereto in the case of a dividend or distribution, and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification, or issuance of rights, options or warrants retroactive to the record date, if any, for such event.

(c)  No payment or adjustment shall be made by or on behalf of the Corporation on account of any cash dividends on the common stock issued upon any exercise of a Warrant which was declared for payment to the holders of common stock of record as of a dale prior to the date on which such Warrant is exercised.

(d)  Upon each adjustment of the Purchase Price made pursuant to this Section 4, each Warrant shall thereafter (until another such adjustment) evidence the right to purchase that number of Shares of Common Stock (calculated to the nearest hundredth) obtained by dividing the initial Purchase Price by the Purchase Price in effect after such adjustment.

(e)  The Company’s failure to give the notice required by this Section 4.1 or any defect therein shall not affect the validity of such action listed under this Section 4.1.

4.2.  Liquidation, dissolution or winding up.  Notwithstanding any other provisions hereof, in the event of the liquidation, dissolution, or winding up of the affairs of the Corporation (other than in connection with a merger or sale or conveyance of all or substantially all of its assets outside of the ordinary course of business), the right to exercise each Warrant shall terminate and expire at the close of business on the last full business day before the earliest date fixed for the payment of any distributable amount on the common stock.  The Corporation shall cause a notice to be mailed to each Holder at least twenty (20) days prior to the applicable record date for such payment stating the date on which such liquidation, dissolution or winding up is expected to become effective, and the date on which it is expected that holders of shares of common stock of record shall be entitled to exchange their shares of common stock for securities or other property or assets (including cash) deliverable upon such liquidation, dissolution or winding up, and that each Holder may exercise outstanding Warrants during such twenty (20) day period and, thereby, receive consideration in the liquidation on the same basis as other previously outstanding shares of the same class as the shares acquired upon exercise.  The Corporation’s failure to give notice required by this Section 4.2 or any defect therein shall not affect the validity of such liquidation, dissolution or winding up.

4.3.  Merger, consolidation, reclassification, etc.

(a)  In case of any merger of the Corporation into any other entity or sale or conveyance of all or substantially all of its assets outside of the ordinary course of business (such merger, sale or conveyance, a “Change”) then, as a condition of such Change, lawful and adequate provisions shall be made whereby the Holders shall thereafter have the right to receive upon payment of the Purchase Price in effect immediately prior to such Change, upon the basis and upon the terms and conditions specified in this Warrant Certificate (including but not limited to all provisions contained in this Section 4), and in lieu of the shares of common stock purchasable upon the exercise of the Warrants, such shares of stock, securities, cash or assets which such Holder would have been entitled to receive after the happening of such Change had such Warrant been exercised immediately prior to such Change.  The provisions of this Section 4.3 shall similarly apply to successive Changes.  The Corporation shall cause a notice to be mailed to each Holder at least twenty (20) days prior to the applicable record date for the Change covered by this Section 4.3(a) and shall provide notice of the Change and shall set forth the first and last date on which the Holder may exercise outstanding Warrants.  The Corporation’s failure to give the notice required by this Section 4.3(a) or any defect therein shall not affect the validity of the Change covered by this Section 4.3(a).

(b)  Notwithstanding the foregoing, if as a result of such Change, holders of the Corporation’s common stock shall receive consideration other than solely in shares of stock or other securities in exchange for the Corporation’s Common Stock, the Corporation, at its option, may fulfill its obligation hereunder by causing the Notice required by Section 4.3(a) hereof to include notice to Holders of the opportunity to exercise their Warrants before the applicable record date for the Change, and thereby receive consideration in the Change, on the same basis as other previously outstanding shares of the same class as the shares acquired upon exercise.  If the notice specified in the preceding sentence is provided to Holders, Warrants not exercised in accordance with this Section 4.3(b) before consummation of the Change shall be canceled and become null and void on the effective date of the Change.  The notice provided pursuant to this Section 4.3(b) shall include a description of the terms of this Warrant Certificate providing for cancellation of the Warrants in the event that Warrants are not exercised by the prescribed date.  The Corporation’s failure to give any notice required by this Section 4.3(b) or any defect therein shall not affect the validity of any such Change.

4.4.  Duty to make fair adjustments in certain cases.  If any event occurs as to which, in the opinion of the Board of Directors of the Corporation, other provisions of this Section 4 are not strictly applicable or if strictly applicable would not fairly protect the purchase rights of the Holders in accordance with the essential intent and principles of this Warrant Certificate, the Board of Directors may make an adjustment in the application of such provisions, in accordance with such essential intent and principles, as to protect the purchase rights of the Holders, Notwithstanding the foregoing, the issuance of common stock or any securities convertible into common stock by the Corporation either for cash or in a merger, sale of assets, exchange or acquisition, by itself, shall not constitute a basis for requiring any adjustment in the Warrants unless specifically enumerated herein.

4.5.  Good faith determination.  Any determination as to whether an adjustment or limitation of exercise is required pursuant to this Section 4 (and the amount of any adjustment), shall be binding upon the Holders and the Corporation if made in good faith by the Board of Directors of the Corporation.

4.6.  Notice of adjustment.  Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants or the Purchase Price is adjusted, the Corporation promptly shall file in the custody of its Secretary or Assistant Secretary at its principal office, (i) an officer’s certificate setting forth the number of shares of Common Stock purchasable upon the exercise of the Warrants, (ii) the Purchase Price after such adjustment and (iii) a statement, in reasonable detail, of the facts requiring such adjustment and the computation by which such adjustment was made.  Each such officer’s certificate shall be made available at all reasonable times for inspection by the Holders, and the Corporation’s Secretary or Assistant Secretary, after each such adjustment, promptly shall mail a copy of such officer’s certificate to such Holders by first class mail, postage prepaid.

4.7.  No change of Warrant Certificate necessary.  Irrespective of any adjustment in the Purchase Price or in the number or kind of shares issuable upon exercise of the Warrants, the Warrant Certificate may continue to express the same price and number and kind of shares as are stated in the Warrant Certificate as initially issued.

5. Covenants of the Corporation.

The Corporation covenants and agrees for the benefit of the Holders that:

5.1.  Validly issued, fully paid and non-assessable shares.  All shares of Common Stock which may be issued upon the exercise of the rights represented by the Warrant Certificate will, upon issue and payment of the aggregate Purchase Price therefor, be duly authorized, validly issued, fully paid and non-assessable and free and clear of all liens and encumbrances, with no personal liability attaching to the ownership thereof,

5.2.  Reservation of shares for exercise of Warrants.  During the period within which the rights represented by the Warrant Certificate may be exercised, the Corporation will at all times have authorized and reserved for the purpose of issue upon exercise of (he rights evidenced by the Warrant Certificate, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by the Warrant Certificate.

5.3.  Compliance with federal and state law.  The Corporation will take all such action as may be necessary to ensure that the shares of Common Stock issuable upon the exercise of the Warrants may be so issued without violation of any applicable federal or state law or regulation.

6. Loss of Warrant Certificate.

Upon receipt by the Secretary or Assistant Secretary of the Corporation of evidence satisfactory to it of the loss, theft, destruction or mutilation of a Warrant Certificate, and (i) in the case of such loss, theft or destruction, of reasonably satisfactory indemnification and bonding, or (ii) if mutilated, upon surrender and cancellation of such Warrant Certificate, the Secretary or Assistant Secretary of the Corporation shall execute and deliver a new Warrant Certificate of like tenor.  Any such new Warrant Certificate executed and delivered shall constitute an additional contractual obligation on the part of the Corporation, whether or not the Warrant Certificate so lost, stolen, destroyed or mutilated shall be at any time enforceable by anyone.

7. No issuance of fractional interests in Common Stock.

The Corporation shall not be required to issue fractional shares of Common Stock upon the exercise of the Warrants.  If any fraction of a share of Common Stock would be issuable upon the exercise of the Warrants (or any specified portion thereof), the Corporation shall pay an amount in cash equal to the product of (i) such fraction and (ii) the fair market value of the common stock, as determined in good faith by the Board of Directors of the Corporation, on the business day prior to exercise of the Warrant.

8. No rights as stockholders; right to receive certain notices.

Except as specifically provided in this Warrant Certificate, nothing contained in this Wan-ant Certificate shall be construed as conferring upon the Holders or any transferees the right to vote or to receive dividends or to receive notice as stockholders in respect of any meeting of stockholders for the election of directors of the Corporation or any other matter, or any rights whatsoever as stockholders of the Corporation.  If, however, between the date hereof and the Expiration Date (or if earlier the occurrence of any event specified in Section 4.2 or 4.3(b) terminating the Warrants), any of the following events shall occur:

(a)  The Corporation shall declare any cash dividend upon its shares of Common Stock payable at a rate more than 50% in excess of the rate of the last cash dividend theretofore paid;

(b)  The Corporation shall declare any dividend payable in any securities upon its shares of Common Stock, other than a dividend payable in Common Stock or make any distribution (other than a regular cash dividend out of undistributed net income) to the holders of its shares of Common Stock;

(c)  The Corporation shall distribute any rights, options or warrants to the holders of shares of Common Stock; or

(d)  A capital reorganization or reclassification of the Corporation’s capital stock shall be proposed;

then in any one or more of said events, the Corporation shall give to the Holders at least twenty (20) days prior written notice of the date fixed as a record date or the date of closing the transfer books for the determination of the stockholders entitled to receive such dividend or distribution.  Any such notice also shall specify, in the case of any such dividend or distribution, the date on which holders of shares of Common Stock are entitled thereto.  Failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of any action taken in connection with such dividend or distribution.

9. Acknowledgements by Holders.

By purchasing the Unit which includes this Warrant, the original Holder and each successive Holder acknowledges that:

(a)  The Corporation may deem and treat the person in whose name the Warrant Certificate is registered as the Holder and as the absolute, true and lawful owner of the Warrants represented thereby for all purposes, and the Corporation shall not be affected by any notice or knowledge to the contrary.

(b)  The Purchase Price and the number of shares of common stock purchasable upon exercise of the Warrants set forth herein are based on the common stock of the Corporation outstanding as of the issuance date of this Warrant Certificate and are subject to adjustment as provided in Section 4 of this Warrant Certificate.

(c)  Upon surrender of this Warrant Certificate and payment of the Purchase Price, the Corporation shall issue and cause to be delivered to the registered holder of this Warrant Certificate a certificate for the number of shares of common stock issuable for the number of Warrants then being exercised.

(d)  No Warrant may be exercised after 5:00 P.M. local time in Wyomissing, Pennsylvania on Monday, December 31, 2012 (the “Expiration Date”).  The Expiration Date may be accelerated as provided in the Warrant Certificate under certain specifically defined circumstances upon notice to registered Holders.  To the extent not exercised and not delivered to the Secretary or Assistant Secretary of the Corporation by the Expiration Date, the Warrants shall become null and void and of no further effect or value.

IN WITNESS WHEREOF, Berkshire Bancorp, Inc.  has caused this Warrant Certificate to be duly executed under its corporate seal.

BERKSHIRE BANCORP, INC.

By:
President

By:
(SEAL)	Secretary

[BODY OF LETTER SENT TO BERKSHIRE WARRANT-HOLDERS UPON SEPTEMBER 2011 CLOSING OF BERKSHIRE ACQUISITION]

Pursuant to Article 3, Section 3.1.6 of that certain Agreement and Plan of Merger, dated as of August 24, 2010, by and among Berkshire Bancorp, Inc., a Pennsylvania corporation (“Berkshire Bancorp”), its direct wholly-owned subsidiary, Berkshire Bank, a Pennsylvania commercial bank (“Berkshire Bank”), Customers Bancorp, Inc., a Pennsylvania business corporation (“Customers Bancorp”) and Customers Bank, a Pennsylvania commercial bank (“Customers Bank”), as amended on April 27, 2011 (collectively, the “Merger Agreement”), at the Effective Time of the merger, all Berkshire Bancorp Warrants that are outstanding and unexercised immediately prior thereto shall be converted, in their entirety, automatically into the right to receive warrants to purchase Customers Bancorp common stock upon the same terms and conditions as the Berkshire Bancorp Warrants, except that the expiration date is hereby extended for five (5) years and the number of shares and the exercise price shall be adjusted in accordance with the Merger Agreement.